Exhibit (a)(1)(F)

FORM OF E-MAIL REMINDER TO ELIGIBLE HOLDERS

As outlined in an e-mail dated June 8, 2007, and in the documents referred to in that e-mail, Internal Revenue Code Section 409A imposes adverse tax consequences (including recognition of taxable ordinary income at vesting, an additional 20% tax and interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date that we have determined to be the correct measurement date for such option and (ii) that vest after December 31, 2004. Corresponding provisions of some states’ tax laws, including California’s, also impose similar adverse tax consequences on certain options. These taxes are in addition to ordinary income and employment taxes on stock options. We refer to these additional federal and state taxes and interest as “Section 409A taxes.” The Company will not reimburse you for Section 409A taxes on options that were exercised after your receipt of our June 8, 2007 correspondence to you regarding these taxes.

You are receiving this e-mail because our records indicate that some of your Activision stock options are subject to Section 409A taxes. The Company has offered you the opportunity to eliminate the Section 409A taxes on your unexercised affected stock options by amending the exercise price of such options and receiving cash payments. If you wish to accept our offer and eliminate the Section 409A taxes, you will need to complete the required election form and submit it to Activision by e-mail to 409aoptions@activision.com or hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405. To obtain a paper election form, please e-mail 409aoptions@activision.com and include your telephone number, and we will call you.

The election form must be received by the Company by e-mail or hand delivery as described above no later than 5:00 p.m., Pacific Time, on July 6, 2007. However, acceptance of the offer is completely voluntary. You are not required to accept the offer.

All of the details of the Company’s offer to you are included in the e-mail dated June 8, 2007 and the documents referred to in that e-mail. For more information on how to accept the offer, you should e-mail 409aoptions@activision.com and include your telephone number, and we will call you.

FORM OF FINAL REMINDER E-MAIL TO ELIGIBLE HOLDERS WHO HAVE NOT
RESPONDED TO THE OFFER

Subject: FINAL NOTICE: ACTION REQUIRED - Section 409A Income Tax Liability

As of today, we have not yet received your election form to accept our offer designed to eliminate adverse tax consequences under Section 409A of the Internal Revenue Code and California tax law with respect to your unexercised options. This will be the final reminder of your ability to accept our offer.

As outlined in an e-mail dated June 8, 2007, and in the documents included with that e-mail, Internal Revenue Code Section 409A imposes adverse tax consequences (including recognition of taxable ordinary income at vesting, an additional 20% tax and interest charges) on stock options that (i) had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date that we have determined to be the correct measurement date for such options and (ii) that vest after December 31, 2004. Corresponding provisions of California law also impose similar adverse tax consequences on certain options. These taxes are in addition to ordinary income and employment taxes on stock options. We refer to these additional federal and state taxes and interest as “Section 409A taxes.” The Company will not reimburse you for Section 409A taxes on options that were exercised after your receipt of our June 8, 2007 e-mail to you regarding these taxes.

If you wish to accept the offer and avoid the Section 409A taxes, you will need to complete the required election form and submit it to Activision by e-mail to 409aoptions@activision.com or hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California, 90405.  To obtain a paper election form, please e-mail 409aoptions@activision.com and include your telephone number, and we will call you.

If you do not submit your completed election form to the Company by the deadline, you will likely be subject to the Section 409A taxes.

All of the details of the Company’s offer to you, including detailed discussions of the tax consequences of accepting or not accepting the offer, were included in the e-mail dated June 8, 2007. For further information, you may e-mail 409aoptions@activision.com and include your telephone number, and we will call you.